Exhibit 10.8

The Western Union Company

Supplemental Incentive Savings Plan

ARTICLE I

PURPOSE AND HISTORY OF THE PLAN

1.1 Plan History. The Western Union Company (the “Company”) hereby continues a portion of its nonqualified deferred compensation plan as The Western Union Company Supplemental Incentive Savings Plan (the “Plan”) as a separate plan, effective as of the date that the Company was spun off from First Data Corporation (“Spin-Off Date”). Effective as of the Spin-Off Date, the Plan is being spun off from the First Data SISP.

1.2 Accounts Spun Off From the First Data SISP. The following accrued liabilities under the First Data SISP are hereby spun off from the First Data SISP and held in the Plan, effective as of the Spin-Off Date:

(a)	liability equal to the bookkeeping accounts for deferrals contributed after December 31, 2004, plus related earnings, by Participants who are Business Employees.

(b)	liability equal to the bookkeeping accounts for employer matching contributions, Service-Related Contributions, and ISP Plus Contributions to the extent non-vested as of December 31, 2004, and for employer matching contributions, Service-Related Contributions, and ISP Plus Contributions allocated after December 31, 2004, plus related earnings, by Participants who are Business Employees.

For purposes of this Section 1.2, “Business Employees” means a Transferred Employee or any other individual employed at any time on or prior to the Spin-Off Date by the Company or its Affiliates who has, as of the Spin-Off Date, or who, immediately prior to his or her termination of employment with all of First Data Corporation and its Affiliates, had employment duties primarily related to the business of providing consumer to consumer money transfer services, consumer to business payment services, retail money order services and certain prepaid services. For purposes of this Section 1.2, “Transferred Employee” means an employee of First Data Corporation or any of its Affiliates (other than the Company or any of its Affiliates) whose employment is transferred to the Company or any of its Affiliates immediately prior to the Spin-Off Date.

1.3 Purpose of the Plan. The purpose of the Plan is to further the growth and development of the Company by enhancing the Company’s ability to attract and retain select employees by providing a select group of senior management and highly compensated employees of the Company and its Affiliates the opportunity to defer a portion of their cash compensation. The Plan is intended to provide Participants with an opportunity to supplement their retirement income through deferral of current

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compensation. The Plan is an unfunded plan that is intended to comply with the requirements of Code § 409A. The Plan is intended to be an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees within the meaning of Title I of the Employee Retirement Income Security Act of 1974, as amended.

ARTICLE II

DEFINITIONS

2.1 “Account” means the Participant’s Deferral Account, Western Union Matching Account, First Data Matching Account, First Data ISP Plus Contributions Account, First Data Service-Related Contributions Account, and First Data eOne Global Employer Basic Contributions Account, if applicable.

2.2 “Affiliate” shall mean any entity which is treated as a single employer together with the Company pursuant to Code § 414(b) or (c), and any other entity or organization designated as an Affiliate by the Committee.

2.3 “Base Salary” means a Participant’s annualized base salary, without taking into account (a) commissions, bonus amounts of any kind, reimbursements of expenses, income realized upon exercise of stock options or sales of stock, or (b) deferrals of income under this Plan or any other employee benefit plan of the Company or an Affiliate.

2.4 “Board” means the Board of Directors of the Company.

2.5 “Bonus” means the payout amount earned by a Participant under one of the Company’s annual bonus or incentive compensation plans.

2.6 “Change in Control” means Change in Control as defined in The Western Union Company 2006 Long-Term Incentive Plan, or a successor plan.

2.7 “Code” means the United States Internal Revenue Code of 1986, as amended.

2.8 “Committee” means, prior to the Spin-Off Date, the First Data Corporation Employee Benefits Committee, and, on and after the Spin-Off Date, The Western Union Company Employee Benefits Committee or its successor.

2.9 “Company” means The Western Union Company.

2.10 “Deferral Account” means the record maintained by the Company for each Participant who has an account balance for the cumulative amount of (a) account balances accumulated under the First Data SISP with respect to deferred Salary and Bonus amounts which were spun off from the First Data SISP into this Plan, (b) Salary or Bonus amounts deferred pursuant to this Plan, and (c) imputed gains or losses on those amounts accrued as provided in Article IV of the Plan.

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2.11 “Deferred Compensation Agreement” means, collectively, the written agreements between a Participant and the Company (or an Affiliate) or between a Participant and First Data Corporation (or any of First Data Corporation’s affiliates) in the form prescribed by the Committee, whereby a Participant irrevocably agrees to defer a portion of his or her Salary and/or Bonus.

2.12 “Designated Beneficiary” shall mean the person or persons designated by a Participant pursuant to rules prescribed by the Committee to receive any benefits payable pursuant to the Plan upon his or her death. In the absence of a beneficiary designation, or if a Participant’s Designated Beneficiary dies prior to the Participant’s death, the Participant’s Designated Beneficiary shall be his or her surviving spouse, if any, and if none, his or her estate.

2.13 “Disability” or “Disabled” means the participant is (a) unable to engage in any substantially gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (b) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident or health plan covering employees of the Company.

2.14 “Distribution Election” means the election in accordance with Section 3.3 by a Participant which specifies the time and form in which all or a portion of the Participant’s Account will be distributed to the Participant.

2.15 “Employee” means a full time employee on the United States payroll of the Company or an Affiliate.

2.16 “First Data eOne Global Employer Basic Contributions Account” means the record maintained by the Company for each Participant who has an account balance for the cumulative amount of (a) account balances accumulated under the First Data SISP with respect to First Data eOne Global Employer Basic Contributions which were spun off from the First Data SISP to this Plan, and (b) imputed gains or losses on those amounts accrued as provided in Article IV of the Plan.

2.17 “First Data ISP Plus Contributions Account” means the record maintained by the Company for each Participant who has an account balance for the cumulative amount of (a) account balances accumulated under the First Data SISP with respect to ISP Plus Contributions which were spun off from the First DATA SISP to this Plan, and (b) imputed gains or losses on those amounts accrued as provided in Article IV of the Plan.

2.18 “First Data Service-Related Contributions Account” means the record maintained by the Company for each Participant who has an account balance for the cumulative amount of (a) account balances accumulated under the First Data SISP with

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respect to Service-Related Contributions which were spun off from the First DATA SISP to this Plan, and (b) imputed gains or losses on those amounts accrued as provided in Article IV of the Plan.

2.19 “First Data SISP” means the First Data Corporation Supplemental Incentive Savings Plan and the First Data Corporation Supplemental Incentive Savings Plan-2.

2.20 “First Data Matching Account” means the record maintained by the Company for each Participant who has an account balance for the cumulative amount of (a) account balances accumulated under the First Data SISP with respect to employer matching contributions which were spun off from the First Data SISP to this Plan, and (b) imputed gains or losses on those amounts accrued as provided in Article IV of the Plan.

2.21 “Incentive Savings Plan” or “ISP” means The Western Union Company Incentive Savings Plan, as amended from time to time.

2.22 “Investment Fund” means any of the notional investments as may be identified by the Company from time to time to which Participants may allocate all or any portion of their Accounts for purposes of determining the gains or losses to be assigned to the Accounts. Investment Funds shall be notional, unfunded, and used solely for the purpose of determining imputed gains or losses in a Participant’s Account. Effective before the Spin-Off Date, the available Investment Fund and applicable earnings rate shall be the First Data Fixed Interest Rate as determined under the First Data SISP. Effective after the Spin-Off Date and prior to January 1, 2007, Participants may choose to have gains or losses determined under (a) the available Investment Fund and applicable earnings rate offered under the First Data SISP as of the Spin-Off Date or (b) the investment options available to participants under the Incentive Savings Plan, excluding any brokerage account option or any employer stock fund. Effective on and after January 1, 2007, the available Investment Funds shall be the same investment options available to participants under the Incentive Savings Plan, excluding any brokerage account option or any employer stock fund.

2.23 “Participant” means an Employee who has satisfied the Plan’s eligibility criteria and who has entered into a written Deferred Compensation Agreement in accordance with the provisions of the Plan.

2.24 “Person” shall have the meaning given in Section 3(a)(9) of the Securities Exchange Act of 1934, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

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2.25 “Plan” means The Western Union Company Supplemental Incentive Savings Plan.

2.26 “Plan Year” means the calendar year.

2.27 “Potential Change in Control” means any of the following: if (a) the Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control of the Company; (b) the Company or any person publicly announces an intention to take or consider taking actions which if consummated would constitute a Change in Control of the Company; (c) any Person becomes the beneficial owner, directly or indirectly, of securities of the Company representing 9.5% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company’s then outstanding securities; unless that Person has filed a schedule under Section 13 of the Securities Exchange Act of 1934 and the rules and regulations promulgated under Section 13, and that schedule (including any and all amendments) indicates that the Person has no intention to (i) control or influence the management or policies of the Company, or (ii) take any action inconsistent with a lack of intention to control or influence the management or policies of the Company; or (d) the Board adopts a resolution to the effect that a Potential Change in Control has occurred.

2.28 “Salary” means a Participant’s Base Salary plus commissions and incentive compensation other than Bonus paid to the Participant for personal services rendered by the Participant to the Company during a calendar year.

2.29 “Separation from Service” shall have the meaning assigned to it by Code § 409A and the regulations thereunder. Whether an authorized leave of absence, or absence in military or government service, shall constitute a Separation from Service shall be determined by the Committee in accordance with Code § 409A.

2.30 “Severe Financial Hardship” means an unforeseeable emergency causing severe financial hardship to the Participant resulting from one or more of the following:

(a)	Accident or illness of the Participant, the Participant’s spouse or dependent (as defined in Code § 152);

(b)	Loss of the Participant’s property due to casualty; and

(c)	Similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

The purchase of a home or payment of college tuition is not a Severe Financial Hardship. The definition of Severe Financial Hardship and the amount available to the Participant as a result of a Severe Financial Hardship shall be interpreted in accordance with Code § 409A.

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2.31 “Specified Employee” means an Employee who is “key employee” (as defined in Code § 416(i) without regard to Code § 416(i)(5)) at any time during the 12-month period ending on the December 31 of a Plan Year (the “Identification Date”), excluding any Employee who is a nonresident alien during the entire 12-month period ending with the Identification Date. An Employee shall be treated as a Specified Employee only for the 12-month period beginning on the next April 1 following the Identification Date. Any individual who was a key employee of First Data Corporation as of the Spin-Off Date shall also be considered a key employee of the Company until the end of the 12-month period beginning on the first day of the fourth month following the most recent date before the Spin-Off Date that First Data Corporation identified its key employees for purposes of determining specified employees.

2.32 “Spin-Off Date” means the date that the Company was spun off from First Data Corporation.

2.33 “Vested Interest” means a Participant’s nonforfeitable interest in his or her Account, determined in accordance with Article V.

2.34 “Western Union Matching Account” means the record maintained by the Company for each Participant who has an account balance for the cumulative amount of (a) Company matching contribution pursuant to this Plan, and (b) imputed gains or losses on those amounts accrued as provided in Article IV of the Plan.

2.35 “Year of Service” means a year of service as defined in The Western Union Company Incentive Savings Plan.

ARTICLE III

PARTICIPANT DEFERRALS AND COMPANY CONTRIBUTIONS

3.1 Eligibility. The Company shall identify those Employees who are eligible to contribute to the Plan. Eligibility to be a Participant in the Plan and to contribute to the Plan is entirely at the discretion of the Company and shall be limited to a select group of senior management or highly compensated employees. Eligibility to contribute to the Plan for any calendar year shall not confer the right to contribute during any subsequent year.

3.2 Deferrals. An eligible Employee may elect to defer up to 80% of the Participant’s Salary and Bonus, subject to such additional guidelines and limitations adopted by the Committee, by entering into a Deferred Compensation Agreement in accordance with Section 3.3. The Salary and Bonus otherwise payable to a Participant during each Plan Year beginning after the date of the election shall be reduced by the amount elected to be deferred, and the Participant’s Deferral Account shall be credited for the amount deferred. Employees shall make separate elections with respect to deferrals of Salary and Bonus. Deferrals from Salary shall be withheld in substantially equal amounts from Salary payable for the Plan Year to which the Deferred Compensation Agreement relates. Deferrals from Bonus shall be withheld from the Bonus otherwise payable for the Plan Year to which the Deferred Compensation

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Agreement relates. Elections to defer Salary and Bonus are irrevocable, except as otherwise provided in this Plan.

Deferred Compensation Agreements Transferred From the First Data SISP. The Company shall continue to apply all Deferred Compensation Agreements entered into with Business Employees prior to the Spin-Off Date as provided in this paragraph. With respect to Business Employees who continue to be eligible to contribute to the Plan, Deferred Compensation Agreements shall be continued as if the Deferred Compensation Agreements had been made under this Plan and will be continued as provided in Section 3.3. With respect to Business Employees who are no longer eligible to contribute to the Plan following the Spin-Off Date, Deferred Compensation Agreements for Salary deferrals shall remain in effect for Salary paid by December 31, 2006, and Deferred Compensation Agreements for Bonus deferrals shall remain in effect until the Bonuses are paid with respect to all Bonuses for which the service period has commenced as of the Spin-Off Date.

3.3 Execution of Deferred Compensation Agreement.

(a)	Newly Eligible Employees. An eligible Employee who has not previously been eligible to participate in the Plan (or any other plan considered an “account balance plan” under Code § 409A) and who wishes to participate in the Plan must execute a Deferred Compensation Agreement within 30 days after he or she became eligible to participate in the Plan. The Deferred Compensation Agreement shall be effective with respect to services performed subsequent to the execution of the Deferred Compensation Agreement, including services in subsequent Plan Years (unless changed in accordance with the Plan). The Employee may change his or her initial Deferred Compensation Agreement election at any time through the date that is 30 days after he or she became eligible to participate in the Plan. The Deferred Compensation Agreement shall become irrevocable with respect to the current Plan Year after the 30 day period, except as otherwise provided in the Plan. The Employee may change his or her Deferred Compensation Agreement election with respect to services to be performed in any subsequent Plan Year under the provisions in Section 3.3(b).

In the Employee’s first year of participation, if the Bonus for which the election is made is an annual bonus or is otherwise based on a specified performance period, then the Employee’s Deferred Compensation Agreement election with respect to Bonus will apply only to the portion of Bonus equal to the total amount of Bonus multiplied by the ratio of the number of days remaining in the performance period after the date of the Deferred Compensation Agreement over the total number of days in the performance period.

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(b)	Previously Eligible Employees. An eligible Employee who has previously been eligible to participate in the Plan (or any other plan considered an “account balance plan” under Code § 409A) and who wishes to change his or her deferral election or make an initial deferral election after the period provided in Section 3.3(a) must enter into a Deferred Compensation Agreement with respect to services performed during a Plan Year at any time prior to the beginning of the Plan Year. The new Deferred Compensation Agreement election shall be effective for the Plan Year and all subsequent Plan Years, except that the Employee may change his or her Deferred Compensation Agreement deferral election at any time through the December 31 prior to the beginning of the Plan Year. After the December 31 prior to the beginning of the Plan Year, the Deferred Compensation Agreement deferral election shall become irrevocable with respect to that Plan Year, except as otherwise provided in the Plan. The Committee may, in its sole discretion, establish earlier deadlines or annual enrollment periods for such election changes during which such elections must be made.

(c)	Cancellation of Deferral Election for 401(k) Plan Hardship Distribution. Notwithstanding a Participant’s deferral election in his or her Deferred Compensation Agreement, a Participant’s deferral election shall be cancelled if required under the 401(k) plan sponsored by the Company or an Affiliate which is the Participant’s Employer due to the Participant’s hardship distribution from the 401(k) plan, pursuant to the requirements of Code § 1.401(k)-1(d)(3). After the cancellation required under the 401(k) plan has expired, the Participant may execute a new Deferred Compensation Agreement under this Plan, in accordance with the timing requirements for previously eligible employees, under Section 3.3(b).

3.4 Company Matching Contributions. For any Plan Year in which a Participant is contributing the maximum amount to the ISP and is contributing to the Plan, the Participant’s Western Union Matching Account shall be credited with amounts that would have been contributed by the Company and credited to the Participant’s ISP accounts as employer matching contributions in accordance with the terms of the ISP if the limitations of Code §§ 402(g) and 401(a)(17) did not apply and the contributions being matched included both the Participant’s deferral contributions (other than catch-up contributions) to the ISP and the Participant’s contributions to the Plan. Employer matching contributions shall be credited to the Participant’s Western Union Matching Account as of the date employer matching contributions would have been credited to the Participant’s accounts under the ISP if the limitations of Code §§ 402(g) and 401(a)(17) did not apply.

3.5 Company Discretionary Contributions. For any Plan Year, the Company may, in its discretion, credit a Participant’s Account in an amount determined in the sole discretion of the Committee at any time and without regard to any amount credited to the Account of any other Participant.

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ARTICLE IV

DEEMED INVESTMENT OF ACCOUNTS

4.1 Committee’s Selection of Investment Funds. Effective before the Spin-Off Date, the Committee shall identify one or more Investment Funds based upon which imputed gains or losses shall be credited to Participants’ Deferred Accounts. The Committee may add or eliminate Investment Funds from time to time in its sole discretion. No identification by the Committee of an Investment Fund shall give, or be deemed for any purpose to give, a Participant an interest in any asset or investment held by the Company for any purpose. Effective before the Spin-Off Date, the Committee in its sole discretion shall determine the interest or earnings rates to be applied with respect to an Investment Fund. Effective after the Spin-Off Date and prior to January 1, 2007, Participants may choose to have gains or losses determined under (a) the available Investment Fund and applicable earnings rate offered under the First Data SISP as of the Spin-Off Date or (b) the investment options available to participants under the Incentive Savings Plan, excluding any brokerage account option or any employer stock fund. Effective on and after January 1, 2007, the available Investment Funds shall be the same investment options available to participants under the Incentive Savings Plan, excluding any brokerage account option or any employer stock fund.

4.2 Participant Identification of Investment Funds. Participants shall select one or more Investment Funds with respect to which imputed gains or losses shall be attributed (credited or debited) to the Participant’s Account. Participants who are active employees may change the allocation of future deferrals to or from any Investment Fund on any business day, with any change effective as soon as administratively practicable. Effective on and after the Spin-Off Date, all Participants may, upon notice to the Plan’s recordkeeper, shift the allocation of all or any portion of their Deferred Account balance among any of the Investment Funds, on any business day. Changes received by the Plan’s recordkeeper prior to the close of trading on the New York Stock Exchange will be effective as of that day. Changes received by the recordkeeper after such time on any day will be effective as of the end of the next trading day on the New York Stock Exchange. Effective January 1, 2007, if a Participant does not choose an Investment Fund, the Participant’s Account shall be invested in the Target Retirement fund based on the Participant’s age as of the default investment election date.

4.3 Daily Valuation. The Committee shall maintain a record of each Participant’s Account. Each Participant’s Account shall be adjusted on a daily basis to reflect the deemed gains or losses of the Investment Funds selected by the Participant.

4.4 Initial Investment Fund for Accounts. A Participant’s Account in this Plan which was spun off from the First Data SISP shall be deemed invested in the same Investment Fund in which the Participant’s Account was deemed invested under the First Data SISP.

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ARTICLE V

VESTING

5.1 Vesting in Deferral Account, First Data ISP Plus Contributions Account, and First Data Service-Related Contributions Account. Each Participant shall be 100% vested in the Participant’s Deferral Account, First Data ISP Plus Contributions Account, and First Data Service-Related Contributions Account at all times.

5.2 Vesting in Western Union Matching Account. Each Participant shall be vested in the Participant’s Western Union Matching Account in accordance with the following vesting schedule:

Years of Service	Vesting Percentage
Less than 1	0%
1	25%
2	50%
3	75%
4 or more	100%

5.3 Vesting in First Data Matching Account and First Data eOne Global Employer Basic Contributions Account. The vested portion in each Participant’s First Data Matching Account and First Data eOne Global Employer Basic Contributions Account at time of the determination will be equal to an amount (“X”) determined by the formula:

X = P (AB + (R x D)) - (R x D)

For purposes of applying the formula:

•	P is the Participant’s current (as of the date the vested portion is being determined) vesting percentage determined in accordance with the vesting schedule.

•	AB is the Participant’s current (as of the date the vested portion is being determined) First Data Matching Account balance (or First Data eOne Global Employer Basic Contributions Account, as applicable).

•	D is the grandfathered (vested) portion of the First Data Matching Account balance (or First Data eOne Global Employer Basic Contributions Account, as applicable) as of December 31, 2004 which was spun off to The Western Union Company Grandfathered Supplemental Incentive Savings Plan.

•	R is the current (as of the date the vested portion is being determined) First Data Matching Account balance (or First Data eOne Global Employer Basic Contributions Account balance, as applicable), divided by the December 31, 2004 First Data Matching Account balance (or First Data eOne Global Employer Basic Contributions Account balance, as applicable) in this Plan.

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The following vesting schedule applies for purposes of this Section 5.3, based on the Participant’s Years of Service at the time of the determination:

Years of Service	Vesting Percentage
Less than 1	0%
1	25%
2	50%
3	75%
4 or more	100%

5.4 100% Vesting Events. Each Participant shall be 100% vested in the Participant’s entire Account to the extent not already vested upon the Participant’s death, the Participant’s Disability, the Participant’s attainment of age 65, or the termination of the Plan.

5.5 Service with a Competitor or Violation of Agreement. If a Participant provides services for remuneration to a Competitor following his or her Separation from Service, or if a Participant has violated any restrictive covenants agreement or any non-solicitation or non-compete agreement the Participant has signed with the Company, the Participant shall forfeit the Participant’s entire Account under the Plan, other than the Participant’s Deferral Account, regardless of whether the Participant was vested in the amounts being forfeited. The Committee shall determine whether a Participant provides services to a Competitor or whether a Participant has violated any agreement in its sole discretion.

ARTICLE VI

DISTRIBUTIONS

6.1 Distributions in General. Payment of the Participant’s Account shall commence as soon as administratively practicable following the earliest of the following dates:

(a)	Specified Payment Date. The date the Participant specifies in a Distribution Election that has not been postponed pursuant to Section 6.3, with respect to the portion of the Account subject to the Distribution Election. Each Participant may specify up to 5 different dates on which lump sum payments will be made to the Participant. Payments based on specific dates shall be made in a lump sum payment as soon as administratively practicable following the latest of: (1) the specified date, (2) December 31 following the payment date, or (3) the 15th day of the 3rd month following the payment date. The payment date may be any calendar date that is more than three years following the end of the Plan Year to which the Deferred Compensation Agreement relates.

(b)

Separation from Service. The date the Participant has a Separation from Service, or a specified time period following the Participant’s Separation from Service, to the extent the Participant has elected all or any portion of the Participant’s Account to be distributed as a result of the Participant’s

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Separation from Service. Distribution as a result of Separation from Service shall be made in accordance with the Participant’s election.

(i)	Form of Distribution. A Participant may elect distribution in the form of a lump sum payment or quarterly or annual installments over a period of up to 10 years. Each installment shall be determined by dividing the Participant’s Account balance by the number of remaining installments. Notwithstanding a Participant’s Distribution Election, if, upon a Participant’s Separation from Service, the Participant’s Account is less than $50,000 on the date distribution is to commence, the recipient shall receive a lump sum payment of the Participant’s Account no later than the December 31 following the Participant’s Separation from Service or the 15th day of the 3rd month following the Participant’s Separation from Service, if later.

(ii)	Time of Commencement. A Participant may also elect the time period for when the lump sum payment is made or when installments commence following the Participant’s Separation from Service. A Participant may elect immediate commencement or a time period following Separation from Service that is prior to the 5th anniversary of the Participant’s Separation from Service. If the Participant is a Specified Employee on the date payment will commence as a result of Separation from Service, any amounts otherwise payable prior to the 6th month anniversary of the Participant’s Separation from Service shall be delayed until the day following the 6th month anniversary of the Participant’s Separation from Service.

(c)	Disability. The date the Participant becomes Disabled. The Participant’s entire Account balance shall be distributed in a lump sum payment as soon as administratively practicable following the determination that the Participant is Disabled.

(d)	Death. The date of the Participant’s death. The Participant’s entire Account balance shall be distributed in a lump sum payment as soon as administratively practicable following the Participant’s date of death.

6.2 Distribution Elections for Timing and Form of Payment. A Participant may make a Distribution Election with respect to amounts deferred under the Participant’s Deferred Compensation Agreement when the Participant executes his or her Deferred Compensation Agreement.

Default Distribution Election. If a Participant fails to make a Distribution Election with respect to all or any portion of the Participant’s Account, the Participant shall be deemed to have elected to receive a lump sum distribution upon the Participant’s Separation from Service with respect to the portion of the Participant’s Account for which no Distribution

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Election has been made. The deemed election will be effective as of the date the initial Deferred Compensation Agreement is effective, and as of that date, cannot be changed except as provided in the Plan with respect to changing Distribution Elections.

Distribution Elections for Accounts From the First Data SISP. A Participant who was formerly a participant in the First Data SISP and whose balance under the First Data SISP was spun off from the First Data SISP to this Plan shall be deemed to have the same Distribution Election as previously filed with respect to the First Data SISP, unless the Participant changes the election in accordance with the procedures in this Plan.

6.3 Changing Distribution Election.

(a)	Requirements. A Participant may change his or her Distribution Election as to timing and/or form of payment if:

(i)	the Participant executes a new Distribution Election at least 12 months prior to the earliest date payment would have commenced under the prior Distribution Election;

(ii)	any payments under the new Distribution Election will not commence earlier than 5 years from the earliest date payment would have otherwise been made under the prior specified payments; and

(iii)	the new Distribution Election will not take effect until 12 months after the date it was executed by the Participant.

(b)	Changing Distribution Election for Pre-2007 Account Balance. Notwithstanding the requirements in this Section 6.3 that would otherwise apply, a Participant may change his or her Distribution Election with respect to the First Data SISP Account spun off from the First Data SISP to the Plan and all amounts credited to the Account for period beginning January 1, 2005 and ending December 31, 2006, provided that the Participant makes a new Distribution Election no later than December 31, 2006. Any such election (i) will apply only to amounts that would not otherwise be payable in 2006, and (ii) will not apply to the extent that the election change would cause an amount to be paid in 2006 that would not otherwise be payable in 2006.

6.4 Designation of Beneficiary. A Participant may designate one or more Designated Beneficiaries (who may be designated contingently or successively) by filing a written notice of designation with the Committee in such form as the Committee may prescribe. Each designation will automatically revoke any prior designations by the same Participant. Any beneficiary designation will be effective as of the date on which the written designation is received by the Committee during the lifetime of the Participant.

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6.5 Severe Financial Hardship. In the event of a Severe Financial Hardship of a Participant, the Participant may request distribution of some or all of the Participant’s Account. The Committee shall require such evidence as is reasonably necessary to determine if a distribution is warranted and satisfies the requirements of a Severe Financial Hardship pursuant to Code § 409A. The Committee shall determine the amount available to the Participant in accordance with published guidance under Code § 409A.

6.6 Payments on Account of Failure to Comply with Code § 409A. If any portion of the Participant’s Account that has not yet been distributed must be included in the Participant’s taxable income for a calendar year pursuant to Code § 409A, the Committee shall distribute the portion of the Account that has been included in the Participant’s taxable income as soon as administratively practicable.

ARTICLE VII

DEFERRED COMPENSATION AND BENEFITS TRUST

Upon the occurrence of any Potential Change in Control, the Company may in its discretion transfer to the DCB Trust an amount of cash, marketable securities, or other property acceptable to the trustee equal in value of up to 105% of the amount necessary to pay the Company’s obligations with respect to Accounts under this Plan (the “Funding Amount”). Any cash, marketable securities, and other property so transferred shall be held, managed, and disbursed by the trustee subject to and in accordance with the terms of the DCB Trust. In addition, from time to time, the Company may make any and all additional transfers of cash, marketable securities, or other property acceptable to the trustee as may be necessary in order to maintain the Funding Amount with respect to this Plan. Any amounts transferred to the DCB Trust under this paragraph shall, at any time prior to the consummation of a Potential Change in Control, be returned to the Company by the Trustee at the Company’s request. The Company and any successor shall continue to be liable for the ultimate payment of Participants’ Accounts.

Notwithstanding the immediately preceding paragraph, the Company will not transfer any cash, securities, or other property to the DCB Trust at a time when such a transfer would cause adverse tax consequences under Code § 409A, as amended by the Pension Protection Act of 2006.

ARTICLE VIII

AMENDMENT, MODIFICATION AND TERMINATION

8.1 Amendment and Termination. The Committee may, at its sole discretion, amend or terminate the Plan at any time, provided that the amendment or termination shall not adversely affect the vested or accrued rights or benefits of any Participant without the Participant’s prior consent.

8.2 Further Actions to Conform to Code Section 409A. This Plan is intended to satisfy the requirements of Code § 409A (including current and future guidance issued by

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the Department of Treasury or the Internal Revenue Service). To the extent that any provision of this Plan fails to satisfy those requirements, the provision shall be applied in operation in a manner that, in the good-faith opinion of the Committee, brings the provision into compliance with those requirements while preserving as closely as possible the original intent of the Plan provision. The Committee shall amend the Plan as necessary to comply with the requirements of Code § 409A.

ARTICLE IX

ADMINISTRATION AND INTERPRETATION

The Committee shall have final discretion, responsibility, and authority to administer and interpret the Plan. This includes the discretion and authority to determine all questions of fact, eligibility, or benefits relating to the Plan. The Committee may also adopt any rules it deems necessary to administer the Plan. The Committee’s responsibilities for administration and interpretation of the Plan shall be exercised by Company employees who have been assigned those responsibilities by the Company’s management. Any Company employee exercising responsibilities relating to the Plan in accordance with this Article shall be deemed to have been delegated the discretionary authority vested in the Committee with respect to those responsibilities, unless limited in writing by the Committee. Any Participant may appeal any action or decision of these employees to the Committee. Claims for benefits under the Plan and appeals of claim denials shall be in accordance with Articles XI and XII. Any interpretation by the Committee shall be final and binding on the Participants.

ARTICLE X

MISCELLANEOUS

10.1 Non-assignability. Neither a Participant nor a Designated Beneficiary may voluntarily or involuntarily anticipate, assign, or alienate (either at law or in equity) any benefit under the Plan, and the Committee shall not recognize any such anticipation, assignment, or alienation. Furthermore, a benefit under the Plan shall not be subject to attachment, garnishment, levy, execution, or other legal or equitable process. Any attempted sale, conveyance, transfer, assignment, pledge or encumbrance of the rights, interests, or benefits provided pursuant to the terms of the Plan or the levy of any attachment or similar process thereupon, shall be null and void and without effect.

10.2 Taxes. The Company shall deduct from all payments made under this Plan all applicable federal or state taxes required by law to be withheld.

10.3 Governing Law. To the extent not preempted by federal law, the Plan shall be construed in accordance with, and shall be governed by, the laws of the state of Colorado.

10.4 Form of Communication. Any election, application, claim, notice, or other communication required or permitted to be made by a Participant to the Committee shall be made in such form as the Committee may prescribe, and shall not be effective until the

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date specified in the Plan or by the Committee for such communication. If no form or date is specified, such communication shall be effective upon receipt of the communication in writing by the Company’s Senior Vice President, Compensation and Benefits at 12500 East Belford Avenue, Englewood, CO 80112.

10.5 Service Providers. The Company may, in its sole discretion, retain one or more independent entities to provide services to the Company in connection with the operation and administration of the Plan. Except as may be specifically delegated or assigned to any such entity in writing, the Company shall retain all discretionary authority under this Plan. No Participant or other person shall be a third party beneficiary with respect to, or have any rights or recourse under, any contractual arrangement between the Company and any such service provider.

10.6 Unsecured General Creditor. Participants and their beneficiaries, heirs, successors, and assigns shall have no legal or equitable rights, interest, or claims in any property or assets of the Company. The assets of the Company shall not be held under any trust for the benefit of Participants, their beneficiaries, heirs, successors, or assigns, or held in any way as collateral security for the fulfilling of the obligations of the Company under this Plan. Any and all Company assets shall be, and remain, the general, unpledged, unrestricted assets of the Company. The Company’s obligation under the Plan shall be an unfunded and unsecured promise of the Company to pay money in the future.

10.7 Gender and Number. Except when otherwise indicated by the context, the masculine gender shall also include the feminine gender and vice versa, and the definition of any term herein the singular shall also include the plural and vice versa.

10.8 No Right to Continued Employment. Nothing contained in the Plan shall confer upon any Participant any right with respect to the continuation of the Participant’s employment by, or consulting relationship with, the Company, or interfere in any way with the right of the Company, subject to the terms of any separate employment agreement or other contract to the contrary, at any time to terminate such services or to increase or decrease the compensation of the Participant. Nothing in this Plan shall limit or impair the Company’s right to terminate the employment of any employee. Participation in this Plan is a matter entirely separate from any pension right or entitlement the Participant may have and from the terms or conditions of the Participant’s employment. Any Participant who leaves the employment of the Company shall not be entitled to any compensation for any loss of any right or any benefit or prospective right or benefit under this Plan which the Participant might otherwise have enjoyed whether such compensation is claimed by way of damages for wrongful dismissal or other breach of contract by of compensation for loss or otherwise.

10.9 Participation in Other Plans. Nothing in this Plan shall affect any right which the Participant may otherwise have to participate in any retirement plan or agreement which the Company or an Affiliate has or may adopt.

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10.10 Entire Understanding. This instrument contains the entire understanding between the Company and the Participants participating in the Plan relating to the Plan, and supersedes any prior agreement between the parties, whether written or oral. Neither this Plan nor any provision of the Plan may be waived, modified, amended, changed, discharged or terminated except as provided in the Plan.

10.11 Provisions Severable. To the extent that any one or more of the provisions of the Plan shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

10.12 Headings. The article and section headings are for convenience only and shall not be used in interpreting or construing the Plan.

10.13 Successors, Mergers, or Consolidations. Any agreement under the Plan shall inure to the benefit of and be binding upon (a) the Company and its successors and assigns and upon any corporation into which the Company may be merged or consolidated, and (b) the Participant and his or her heirs, executors, administrators, and legal representatives.

ARTICLE XI

CLAIMS PROCEDURE

Claims for benefits under the Plan shall be filed in writing, within 60 days after the event giving rise to a claim, with the Company’s Senior Vice President, Compensation and Benefits (the “Plan Administrator”), who shall have absolute discretion to determine whether benefits are payable under the Plan, interpret and apply the Plan, evaluate the facts and circumstances, and make a determination with respect to the claim in the name and on behalf of the Committee. The claim shall include a statement of all relevant facts and copies of all documents, materials, or other evidence that the claimant believes relevant to the claim.

The Plan Administrator shall furnish a notice to any claimant whose claim for benefits under the Plan has been denied within 90 days from receipt of the claim. This 90-day period may be extended if special circumstances require an extension, provided that the time period cannot exceed a total of 180 days from the Plan’s receipt of the claimant’s claim and the written notice of the extension is provided before the expiration date of the initial 90-day claim period. If an extension is required, the Plan Administrator shall provide a written notice of the extension that contains the expiration date of the initial 90-day claim period, the special circumstances that require an extension, and the date by which the Plan Administrator expects to render its benefits determination.

The Plan Administrator’s claim denial notice shall set forth:

(b)	the specific reason or reasons for the denial;

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(c)	specific references to pertinent Plan provisions on which the denial is based;

(d)	a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why the material or information is necessary; and

(e)	an explanation of the Plan’s claims review procedure describing the steps to be taken by a claimant who wishes to submit his or her claim for review, including any applicable time limits, and a statement of the Participant’s or beneficiary’s right to bring a civil action under ERISA § 502(a) if the claim is denied on review.

A claimant who wishes to appeal the adverse determination must request a review in writing to the Plan Administrator within 60 days after the appealing claimant received the denial of benefits.

ARTICLE XII

CLAIMS REVIEW PROCEDURE

Any Participant, former Participant, or Designated Beneficiary of either, who has been denied a benefit claim, shall be entitled, upon written request, to a review of the denied claim by the Committee. A claimant appealing a denial of benefits (or the authorized representative of the claimant) shall be entitled to:

(f)	submit in writing any comments, documents, records and other information relating to the claim and request a review;

(g)	review pertinent Plan documents; and

(h)	upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim. A document, record, or other information shall be considered relevant to the claim if such document, record, or other information (i) was relied upon in making the benefit determination, (ii) was submitted, considered, or generated in the course of making the benefit determination, without regard to whether such document, record, or other information was relied upon in making the benefit determination, or (iii) demonstrates compliance with the administrative processes and safeguards designed to ensure and verify that benefit claim determinations are made in accordance with the Plan and that, where appropriate, the Plan provisions have been applied consistently with respect to similarly situated Participants or Designated Beneficiaries.

The Committee shall reexamine all facts related to the appeal and make a final determination as to whether the denial of benefits is justified under the circumstances.

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Decision on Review. The decision on review of a denied claim shall be made in the following manner:

(a)	The decision on review shall be made by the Committee, who may in its discretion hold a hearing on the denied claim. The Committee shall make its decision solely on the basis of the written record, including documents and written materials submitted by the Participant or Designated Beneficiary (or the authorized representative of the Participant or Designated Beneficiary). The Committee shall make its decision promptly, which shall ordinarily be not later than 60 days after the Plan’s receipt of the request for review, unless special circumstances (such as the need to hold a hearing) require an extension of time for processing. In that case a decision shall be rendered as soon as possible, but not later than 120 days after receipt of the request for review. If an extension of time is required due to special circumstances, the Committee will provide written notice of the extension to the Participant or Designated Beneficiary prior to the time the extension commences, stating the special circumstances requiring the extension and the date by which a final decision is expected.

(b)	The decision on review shall be in writing, written in a manner calculated to be understood by the Participant or Designated Beneficiary. If the claim is denied, the written notice shall include specific reasons for the decision, specific references to the pertinent Plan provisions on which the decision is based, a statement of the Participant’s or Designated Beneficiary’s right to bring an action under ERISA § 502(a), and a statement that the Participant or Designated Beneficiary is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits. A document, record, or other information shall be considered relevant to the claim if such document, record, or other information (i) was relied upon in making the benefit determination, (ii) was submitted, considered, or generated in the course of making the benefit determination, without regard to whether such document, record, or other information was relied upon in making the benefit determination, or (iii) demonstrates compliance with the administrative processes and safeguards designed to ensure and verify that benefit claim determinations are made in accordance with the Plan and that, where appropriate, the Plan provisions have been applied consistently with respect to similarly situated claimants.

(c)	The Committee’s decision on review shall be final. In the event the decision on review is not provided to the Participant or Designated Beneficiary within the time required, the claim shall be deemed denied on review.

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ARTICLE XIII

LAWSUITS, JURISDICTION, AND VENUE

No lawsuit claiming entitlement to benefits under this Plan may be filed prior to exhausting the claims and claims review procedures described in Articles IX and X. Any such lawsuit must be initiated no later than (a) one year after the event(s) giving rise to the claim occurred, or (b) 60 days after a final written decision was provided to the claimant under Article X, whichever is sooner. Any legal action involving benefits claimed or legal obligations relating to or arising under this Plan may be filed only in Federal District Court in the city of Denver, Colorado. Federal law shall be applied in the interpretation and application of this Plan and the resolution of any legal action. To the extent not preempted by federal law, the laws of the state of Colorado shall apply.

ARTICLE XIV

EFFECTIVE DATE OF PLAN

Effective as of the Spin-Off Date, the Plan is being spun off from the First Data SISP.

The Company hereby agrees to the provisions of the Plan and in witness of its agreement, the Company by its duly authorized officer has executed the Plan on the date written below.

THE WESTERN UNION COMPANY

By:

Title:

Date:

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